Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes       Votes
                                              Favor of     Against     Abstained


1.  To elect the followingAndrew McNally IV   4,062,731       84,320           0
                          Frederick O. Roberts4,062,731       84,320           0
                          Harold J. Schaaff, J4,062,731       84,320           0
                          Fergus Reid         4,062,731       84,320           0
                          Graham E. Jones     4,062,731       84,320           0
                          John D. Barrett II  4,062,731       84,320           0
                          Samuel T. Reeves    4,062,731       84,320           0
                          Gerard E. Jones     4,062,731       84,320           0


The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes       Votes
                                              Favor of     Against     Abstained


2.  To ratify the selection of Ernst & Young L3,746,002      127,546      4,774
     independent accountants of the Fund